UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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Halozyme Therapeutics, Inc.
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March__, 2019
Dear Stockholder:
You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Halozyme Therapeutics, Inc., which will be held on May 2, 2019, at 8:00 a.m. local time, at the Halozyme Conference Center, 11404 Sorrento Valley Road, San Diego, California 92121.
The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describes the formal business to be conducted at the meeting, follow this letter.
It is important that you use this opportunity to take part in the affairs of Halozyme Therapeutics, Inc. by voting on the business to come before this meeting. Whether or not you plan to attend the Annual Meeting in person, we hope you vote as soon as possible to assure your representation. You can vote your shares over the Internet, by telephone or by using a traditional proxy card. Instructions on each of these voting methods are outlined in the enclosed proxy statement. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.
A copy of Halozyme’s Annual Report on Form 10-K accompanies these proxy materials for your information. At the Annual Meeting, we will review Halozyme’s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the Annual Meeting.
Sincerely yours,
HELEN I. TORLEY, M.B. Ch.B., M.R.C.P.
President and Chief Executive Officer

HALOZYME THERAPEUTICS, INC.
11388 Sorrento Valley Road
San Diego, California 92121
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 2, 2019
TO THE STOCKHOLDERS OF HALOZYME THERAPEUTICS, INC.:
Notice is hereby given that the Annual Meeting of the Stockholders of Halozyme Therapeutics, Inc., a Delaware corporation, will be held on May 2, 2019, at 8:00 a.m. local time, at the Halozyme Conference Center, 11404 Sorrento Valley Road, San Diego, California 92121, for the following purposes:

1.	To elect three Class III directors to hold office for a three-year term and until their respective successors are elected and qualified;

2.	To approve, by a non-binding advisory vote, the compensation of our Named Executive Officers;

3.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

4.	To approve an amendment to our Certificate of Incorporation to increase our authorized number of shares of common stock from 200,000,000 to 300,000,000; and

5.	To transact such other business as may properly come before the Annual Meeting.
Only stockholders of record at the close of business on March 4, 2019 are entitled to notice of, and to vote at, this Annual Meeting and any adjournment or postponement thereof. The Board of Directors recommends that you vote FOR each of the proposed nominees to the Board of Directors named in the accompanying Proxy Statement and for the other proposals identified above.
By order of the Board of Directors,
HARRY J. LEONHARDT, ESQ.
Senior Vice President, General Counsel,
and Corporate Secretary
San Diego, California
March__, 2019
Important Notice Regarding the Availability of Proxy Materials for
The Stockholder Meeting To Be Held on May 2, 2019
The Proxy Statement and the 2018 Annual Report to Stockholders and the means to vote by Internet are available at www.proxyvote.com.

IMPORTANT: You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote as soon as possible by using the Internet or telephone or for those receiving paper copies of these proxy materials by completing, signing, dating and mailing your proxy card in the accompanying postage-paid envelope. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if the record holder of your shares is a broker, bank or other nominee, and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
The accompanying proxy is solicited on behalf of the Board of Directors of Halozyme Therapeutics, Inc., a Delaware corporation (“Halozyme” or the “Company”), for use at Halozyme’s Annual Meeting of Stockholders to be held on May 2, 2019 at 8:00 a.m. local time, at the Halozyme Conference Center, 11404 Sorrento Valley Road, San Diego, California 92121, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy are being mailed to stockholders on or about March__, 2019.
ANNUAL MEETING AGENDA AND BOARD OF DIRECTOR VOTE RECOMMENDATIONS
Stockholders are being asked to vote on each of the following items at the Annual Meeting:

•
The election of three Class III director nominees named in this Proxy Statement to the Board of Directors, each to serve a three-year term and until their respective successors are elected and qualified;

•	The approval of a non-binding advisory resolution approving the compensation of our Named Executive Officers;

•	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

•	The approval of an amendment to our Certificate of Incorporation to increase our authorized number of shares of common stock from 200,000,000 to 300,000,000.
The Board of Directors recommends that you vote FOR the proposed nominees to the Board of Directors named in this Proxy Statement and FOR each of the other proposals described above.
SOLICITATION AND VOTING
Voting Securities. Only stockholders of record as of the close of business on March 4, 2019, the record date for the Annual Meeting, will be entitled to vote at the meeting and any adjournment or postponement thereof. As of that date, we had _____________ shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by him or her. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. When a quorum is present at the meeting, the election of directors will be determined by a plurality of the votes cast by the stockholders entitled to vote at the election, and any other matter will be determined by a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.
As permitted by rules adopted by the Securities and Exchange Commission, we are furnishing our proxy statement, 2018 Annual Report to Stockholders and proxy card over the internet to most of our stockholders. This means that most of our stockholders will initially receive only a notice containing instructions on how to access the proxy materials over the Internet. If you would like to receive a paper copy of the proxy materials, the notice contains instructions on how you can request copies of these documents at no cost to you.
Voting of Proxies. All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy provided by a stockholder of record, the shares will be voted in favor of each proposal.
You may vote in person by attending the Annual Meeting, by using the Internet or telephone to submit a proxy or by completing and returning a proxy by mail.
Voting by Internet. To vote by Internet, go to www.proxyvote.com. Internet voting is available 24 hours a day, although your vote by Internet must be received by 11:59 p.m. Eastern Time on May 1, 2019. You will need the control number found either on the Notice of Internet Availability of Proxy Materials or on the proxy card if you are receiving a printed copy of these materials.

If you vote by Internet, do not return your proxy card or voting instruction card. If you hold your shares in “street name” as explained below, please refer to the Notice of Internet Availability of Proxy Materials or voting instruction card provided to you by your broker, bank or other holder of record for Internet voting instructions.
Voting by Telephone. To vote by telephone, call 1-800-690-6903 and follow the instructions. Telephone voting is available 24 hours a day, although your vote by telephone must be received by 11:59 p.m. Eastern Time on May 1, 2019. You will need the control number found either on the Notice of Internet Availability of Proxy Materials or on the proxy card if you are receiving a printed copy of these materials. If you vote by telephone, do not return your proxy card or voting instruction card. If you hold your shares in “street name” as explained below, please refer to the Notice of Internet Availability of Proxy Materials or voting instruction card provided to you by your broker, bank or other holder of record for telephone voting instructions.
Voting by Mail. By completing, signing and returning the proxy card in the prepaid and addressed envelope enclosed with proxy materials delivered by mail, you are authorizing the individuals named on the proxy card to vote your shares at the Annual Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Annual Meeting so that your shares will be voted if you are unable to attend the Annual Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please complete, sign and return all proxy cards to ensure that all your shares are voted. If you return your signed proxy card but do not indicate your voting preferences, the persons named on the proxy card will vote the shares represented by that proxy as recommended by our Board of Directors.
Voting in Person. You may also vote in person at the Annual Meeting. A stockholder of record may still attend the meeting and vote in person even if he or she has already voted by proxy. To vote in person, you, as a stockholder of record, may attend the Annual Meeting and obtain a ballot upon arrival. If your shares are registered directly in your name with our transfer agent, Corporate Stock Transfer, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in “street name.” Beneficial owners whose stock is held in the name of a bank, broker or other nominee generally will receive instructions for voting from their banks, brokers or other nominees, rather than directly from us. You can vote your shares held through a bank, broker or other nominee by following the voting instructions sent to you by that institution. As a beneficial owner, if you wish to vote at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares. Whether you are a stockholder of record or a beneficial owner, you must bring valid, government-issued photo identification to gain admission to the Annual Meeting.
Revocability of Proxies. A stockholder giving a proxy has the power to revoke it at any time before it is exercised by delivering to the Secretary of Halozyme a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.
Broker Non-Votes. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in street name on behalf of a beneficial owner but is prohibited from voting on a particular matter because the broker has not received voting instructions from the beneficial owner and therefore does not have discretion to vote the beneficial owner’s shares with respect to that matter. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of our independent registered public accounting firm and the increase in the authorized number of shares of common stock for general corporate purposes. Non-routine matters include the election of directors and the advisory vote on executive compensation.
Solicitation of Proxies. We will bear the entire cost of soliciting proxies for the upcoming meeting. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
We have a classified Board of Directors that currently consists of three Class I directors, two Class II directors and three Class III directors. Our directors are elected for a term of three years, with one class of directors up for election every year. At the 2019 Annual Meeting of Stockholders, we will be electing three Class III directors, while the Class I directors will be elected at the 2020 Annual Meeting of Stockholders and the Class II directors will be elected at the 2021 Annual Meeting of Stockholders.
The Class III nominees recommended by the Board of Directors for election at the 2019 Annual Meeting are: Jeffrey W. Henderson, Connie L. Matsui and Helen I. Torley. Mr. Henderson, Ms. Matsui and Dr. Torley are current members of our Board of Directors and, if elected, they will serve as directors until our Annual Meeting in 2022 or until their successors are elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.
Voting Standard
Our Bylaws provide that in uncontested elections, a director must tender his or her resignation to the Board of Directors if such director receives more “withhold” votes than votes “for” electing the director. Within 90 days after the date of the certification of the election results, the Nominating and Corporate Governance Committee of the Board of Directors (or other committee that may be designated by the Board of Directors) will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will promptly act on such committee’s recommendation and publicly disclose within four business days on Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) its decision and the rationale behind such decision.
Vote Required
If a quorum is present at the meeting, the three nominees for Class III directors receiving the highest number of votes will be elected as the Class III directors. Abstentions and broker non-votes have no effect on the vote.
Recommendation
The Board of Directors recommends a vote “FOR” each of the nominees named above.
The following table sets forth biographical information for the three Class III nominees to be elected at this meeting as well as all other directors who will continue serving on the Board of Directors following this meeting:

Name	Age	Director Since	Position with the Company
Class III directors nominated at the 2019 Annual Meeting of Stockholders:
Jeffrey W. Henderson	54	2015	Director
Connie L. Matsui	65	2006	Chair of the Board of Directors
Helen I. Torley, M.B. Ch.B., M.R.C.P.	56	2014	President, Chief Executive Officer & Director
Class I directors whose terms expire at the 2020 Annual Meeting of Stockholders:
Kenneth J. Kelley	59	2004	Director
Matthew L. Posard	51	2013	Director
Bernadette Connaughton	60	2018	Director
Class II directors whose terms expire at the 2021 Annual Meeting of Stockholders:
Jean-Pierre Bizzari, M.D.	64	2015	Director
James M. Daly	57	2016	Director

Directors Nominated for Election at the 2019 Annual Meeting
Jeffrey W. Henderson. Mr. Henderson has served as an Advisory Director to Berkshire Partners LLC, a private equity firm, since September 2015. Mr. Henderson provides our Board of Directors with a wealth of corporate leadership experience, particularly in corporate finance, having served as the Chief Financial Officer of Cardinal Health, Inc. from May 2005 to November 2014. As Cardinal Health’s Chief Financial Officer, Mr. Henderson led various departments within the company, including finance, information technology and global shared services. He also had operational responsibility for Cardinal’s business in Canada and China. From November 2014 to his retirement from Cardinal Health in August 2015, Mr. Henderson served in an executive capacity assisting in the transition of his responsibilities as Chief Financial Officer. Prior to joining Cardinal Health, Mr. Henderson held various senior management positions at Eli Lilly and Company from 1998 to 2005, including President and General Manager, Eli Lilly Canada, Inc., Vice President and Corporate Controller and Vice President and Corporate Treasurer. From 1988 to 1998, Mr. Henderson held various senior management positions at General Motors Corporation including serving as Chief Financial Officer at IBC Vehicles Limited and as Regional Treasurer at GM’s Asia-Pacific Regional Treasury Center. He currently serves on the board of directors of Becton Dickinson and Company, a medical technology company, Fibrogen, Inc., a biotechnology company, and as the Chairman of the Board of Qualcomm, Inc., a wireless communications company. He holds a Bachelor of Science degree in electrical engineering from Kettering University and a Master of Business Administration from Harvard Graduate School of Business Administration.
The Nominating and Corporate Governance Committee believes Mr. Henderson’s extensive experience serving in executive leadership positions, including as Chief Financial Officer, with a large publicly-traded healthcare corporation, combined with his business acumen and judgment, including his qualifications as an audit committee financial expert, provide our Board of Directors with valuable financial, strategic and operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Mr. Henderson should serve as one of our directors.
Connie L. Matsui. Ms. Matsui brings to our Board over 17 years of general management experience in the biotechnology industry. She retired from Biogen Idec Inc. in January 2009 as the Executive Vice President, Knowledge and Innovation Networks. She served as an Executive Committee member at both Biogen Idec and IDEC Pharmaceuticals, a predecessor of Biogen Idec. Among the major roles she played after joining IDEC Pharmaceuticals in November 1992 were: Senior Vice President, overseeing investor relations, corporate communications, human resources, project management and strategic planning; Collaboration Chair for the late stage development and commercialization of rituximab (tradenames: Rituxan® and MabThera®) in partnership with Roche and Genentech; and Project Leader for Zevalin®, the first radioimmunotherapy approved by the U.S. FDA. Prior to entering the biotechnology industry, Ms. Matsui worked for Wells Fargo Bank in general management, marketing and human resources. Ms. Matsui has been active on a number of not-for-profit boards and served as National President/Board Chair of the Girl Scouts of the USA from 1999 to 2002. Ms. Matsui serves on the board of directors of Artelo Biosciences, Inc., a biopharmaceutical company. Ms. Matsui earned B.A. and M.B.A. degrees from Stanford University.
The Nominating and Corporate Governance Committee believes that Ms. Matsui’s operational experience, including her extensive knowledge of the biotechnology industry, her service in other public company management teams and her prior business experience, combined with her business acumen and judgment, provide our Board of Directors with valuable management and operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Ms. Matsui should serve as one of our directors.
Helen I. Torley, M.B. Ch.B., M.R.C.P. Dr. Torley brings to our company extensive commercial and business experience as well as an extensive knowledge of the biotechnology industry. Dr. Torley joined Halozyme in January 2014 as President and Chief Executive Officer. Throughout her career, Dr. Torley has led several successful product launches, including Kyprolis®, Prolia®, Sensipar®, and Miacalcin®. Prior to joining Halozyme, Dr. Torley served as Executive Vice President and Chief Commercial Officer for Onyx Pharmaceuticals from August 2011 to December 2013 overseeing the collaboration with Bayer on Nexavar® and Stivarga® and the U.S. launch of Kyprolis. She was responsible for the development of Onyx’s commercial capabilities in ex-US markets and in particular, in Europe. Prior to Onyx, Dr. Torley spent 10 years in management positions at Amgen Inc., most recently serving as Vice President and General Manager of the US Nephrology Business Unit from 2003 to 2009 and the U.S. Bone Health Business Unit from 2009 to 2011. From 1997 to 2002, she held various senior management positions at Bristol-Myers Squibb, including Regional Vice President of Cardiovascular and Metabolic Sales and Head of Cardiovascular Global Marketing. She began her career at Sandoz/Novartis, where she ultimately served as Vice President of Medical Affairs, developing and conducting post-

marketing clinical studies across all therapeutic areas, including oncology. Dr. Torley serves on the board of directors of Quest Diagnostics Incorporated, a diagnostic information services company. Within the past five years, Dr. Torley served on the board of directors of Relypsa, Inc., a biopharmaceutical company. Before joining the industry, Dr. Torley was in medical practice as a senior registrar in rheumatology at the Royal Infirmary in Glasgow, Scotland. Dr. Torley received her Bachelor of Medicine and Bachelor of Surgery degrees (M.B. Ch.B.) from the University of Glasgow and is a Member of the Royal College of Physicians (M.R.C.P).
The Nominating and Corporate Governance Committee believes that Dr. Torley’s extensive commercial and operational experience, including successful launches of products, and her deep knowledge of the biotechnology industry and the competitive environment, and her service as our Chief Executive Officer, combined with her business acumen and judgment, provide our Board of Directors with valuable commercial and operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Dr. Torley should serve as one of our directors.
Directors Continuing in Office Until the 2020 Annual Meeting
Bernadette Connaughton. Ms. Connaughton brings more than 30 years of global strategic, commercial and biopharmaceutical industry expertise to the company. From 2004 to October 2017, she served in senior management positions at Bristol-Myers Squibb Pharmaceutical Company, most recently serving as president, China, Latin America, Central and Eastern Europe and Middle East. In this position, she developed the multi-year strategy for the successful commercialization of a number of oncology, virology and immunology products, including Opdivo®, Yervoy®, Sprycel®, Daklinza® and Orencia®. Prior to serving in that role, Ms. Connaughton served as Bristol-Myers Squibb’s president, European Markets, Canada and Australia; president, Intercontinental; president, Japan, Pacific Rim, Australia and Canada; senior vice president, Cardiovascular and Metabolic Business Unit, U.S.; and senior vice president, Primary Care Marketing, U.S. Ms. Connaughton also served on the European Federation of Pharmaceutical Industry Association, Patient Access and European Markets Committees from 2014 to 2016. She received her Bachelor of Arts from Johns Hopkins University and her Master of Business Administration from The Wharton School, University of Pennsylvania.
The Nominating and Corporate Governance Committee believes that Ms. Connaughton’s extensive operations and commercialization experience in the pharmaceutical industry including the development of successful commercialization strategies for a number of oncology products and her consistent track record of achieving sales growth provides valuable experience and perspective to our Board, leading the Nominating and Corporate Governance Committee to determine that Ms. Connaughton should serve as one of our directors.
Kenneth J. Kelley. Mr. Kelley brings over 35 years of entrepreneurial, venture capital, operational and technical biotechnology experience to Halozyme. He is currently an Executive Chairman and mentor to the CEOs of three privately held biotechnology companies and an advisor to various publicly held biotechnology companies. From 2015 to 2018, Mr. Kelley served as a Trustee of the Sabin Vaccine Institute and led its R&D Subcommittee. From 2016 to 2017, Mr. Kelley served as a White House Presidential Executive Fellow and a Senior Advisor to the U.S. National Institutes of Health and the National Institute of Allergy and Infectious Diseases, Vaccine Research Center and to the Assistant Secretary of Preparedness and Response. From 2015 to 2016, Mr. Kelley served as an Advanced Leadership Fellow at Harvard University working on global preparedness for epidemics and pandemics. From 2007 to 2015, Mr. Kelley served as the Chief Executive Officer of privately-held PaxVax, Inc., a specialty vaccine company acquired by Emergent BioSolutions, Inc. Previously, Mr. Kelley was a General Partner at Latterell Venture Partners, where he made investments in early stage biotechnology and medical device startups. Mr. Kelley founded IntraBiotics Pharmaceuticals in 1994 and for over eight years served as CEO, Director and Chair of the Board of Directors. Earlier, Mr. Kelley was an Associate at Institutional Venture Partners (IVP), where he participated in the financing of biotech and medical companies. Prior to IVP, he was a consultant for McKinsey & Company and a scientist at Integrated Genetics (acquired by Genzyme). Mr. Kelley earned an M.B.A. from Stanford University and a B.A. in Biochemical Sciences from Harvard University and is a Fellow in the American Institute for Medical and Biological Engineering.
The Nominating and Corporate Governance Committee believes that Mr. Kelley’s strategic and operational experience, including his extensive experience as a venture capitalist in the biotechnology industry and his prior executive management experience, combined with his business acumen and judgment, provide our Board of Directors with valuable insight, operational expertise and leadership skills, leading the Nominating and Corporate Governance Committee to determine that Mr. Kelley should serve as one of our directors.
Matthew L. Posard. Mr. Posard provides our Board of Directors with extensive sales, marketing and general management experience in the life sciences and diagnostics industry. Mr. Posard currently serves on the boards of various privately-held companies. From February 2017 to April 2018, Mr. Posard served as President and Chief Commercial Officer of GenePeeks, Inc., a computational genomics company focused on transforming genetic disease risk analysis. From March 2015 to April 2016, Mr. Posard served as Chief Commercial Officer of Trovagene, Inc., a molecular diagnostic biotechnology company where he oversaw sales, marketing, client services and market and business development. Prior to joining Trovagene, Mr. Posard held multiple commercial and general management leadership roles since 2006 on the executive team of Illumina, Inc., a genomics company focusing on DNA sequencing and array based technologies, including Vice President of Marketing and later Vice President of Global Sales where he led Illumina to its first $1 billion in revenue. Mr. Posard also served as Senior Vice President and General Manager of Illumina’s new and emerging market opportunities business as well as the General Manager of its translational and consumer genomics business. Previously, Mr. Posard held commercial leadership roles in sales and marketing at Biosite, Inc., where he was instrumental in the successful introduction of the company’s BNP congestive heart failure biomarker and its BNP co-marketing collaboration with Beckman Coulter. Additionally, Mr. Posard held various positions in strategic and product marketing at Gen-Probe, Inc., helping the company attain leading market positions in DNA probe-based infectious disease diagnostics and blood banking. Mr. Posard holds a B.A. degree in Management Science from the University of California, San Diego and has been NACD board certified through UCLA’s Anderson School of Business board of director certification program.
The Nominating and Corporate Governance Committee believes that Mr. Posard’s general management, sales and commercial experience including the successful launch of products and management of sales operations provides valuable experience and perspective to our Board of Directors, leading the Nominating and Corporate Governance Committee to determine that Mr. Posard should serve as one of our directors.
Directors Continuing in Office Until the 2021 Annual Meeting
Jean-Pierre Bizzari, M.D. Dr. Bizzari provides our Board of Directors with over 30 years of clinical oncology and global drug approval strategy expertise. He retired from Celgene Corporation having served as Executive Vice President and Global Head of Oncology from October 2012 to December 2015 and as Senior Vice President for Clinical Development Oncology from 2008 to October 2012, and oversaw the development and approval of a number of leading oncology products including REVLIMID® (lenalidomide), VIDAZA® (azacitidine), ISTODAX® (romidepsin) and ABRAXANE® (nab-paclitaxel). Prior to 2008, Dr. Bizzari served as Vice President, Clinical Oncology Development for Sanofi-Aventis where he oversaw the approval of Eloxatin® (oxaliplatin), Taxotere® (docetaxel) and Elitek®(rasburicase). Dr. Bizzari was also Vice President, Clinical Development Oncology for Rhône-Poulenc Rorer. Dr. Bizzari is a member of the Scientific Advisory Board of France’s National Cancer Institute. Dr. Bizzari has also been a member of the international scientific committee of the French National Cancer Research Institute since 2005 and the French National Cancer Institute (INCa) since 2010. Dr. Bizzari also serves on the board of directors of Transgene SA, a biopharmaceutical company, and biotechnology companies Compugen Ltd., Pieris Pharmaceuticals, Inc. and Nordic Nanovector ASA. Within the past five years he also served on the board of directors of Celator Pharmaceuticals, Inc., a biopharmaceutical company, and iTeos Therapeutics S.A, a biotechnology company. He also serves as a board observer at Onxeo S.A. Dr. Bizzari is a Doctor of Medicine and a graduate of the Nice Medical School and a specialist in oncology (training in Toronto and Montreal). Dr. Bizzari was also an assistant in the medical oncology department at La Pitié-Salpêtrière hospital in Paris.
The Nominating and Corporate Governance Committee believes that Dr. Bizzari’s track record of success in developing strategies that have resulted in global approvals for some of the world’s most important cancer drugs provides our Board of Directors with valuable strategic expertise in both oncology drug development and global commercialization, leading the Nominating and Corporate Governance Committee to determine that Dr. Bizzari should serve as one of our directors.

James M. Daly. Mr. Daly is an advisor to a number of biotech companies. Previously, he served as Executive Vice President and Chief Commercial Officer at Incyte Corporation, a biopharmaceutical company, a position he held from October 2012 to June 2015. Prior to joining Incyte, Mr. Daly served in various senior management positions, including Senior Vice President of North America Commercial Operations and Global Marketing/Commercial Development at Amgen, Inc., a global pharmaceutical company where he was employed from January 2002 to December 2011. Prior to his employment with Amgen, Mr. Daly was Senior Vice President and General Manager of the Respiratory/Anti-Infective business unit at GlaxoSmithKline, where he was employed from June 1985 to December 2001. Mr. Daly serves on the board of directors of four biopharmaceutical companies including Acadia Pharmaceuticals Inc., argenx SE, Bellicum Pharmaceuticals, Inc. and Chimerix, Inc. Mr. Daly earned his B.S. in Pharmacy and M.B.A. from the University at Buffalo, The State University of New York.
The Nominating and Corporate Governance Committee believes that Mr. Daly’s extensive commercial, business development and leadership experience at biopharmaceutical companies including his involvement in the successful launch of pharmaceutical products, management of large commercial operations and his experience serving on the board of directors at other biopharmaceutical companies provides valuable experience and perspective to our Board of Directors, leading the Nominating and Corporate Governance Committee to determine that Mr. Daly should serve as one of our directors.

CORPORATE GOVERNANCE
Director Independence
The Board of Directors (or “Board”) has determined that, other than Dr. Torley, each of the members of the Board of Directors is an independent director within the meaning set forth under applicable rules of the NASDAQ Stock Market. Dr. Torley does not meet the requirements for director independence because she serves as the President and Chief Executive Officer of Halozyme.
Board Leadership
In 2005, the Board separated the Chief Executive Officer and Board Chair positions to: (i) provide a stronger corporate governance structure; (ii) improve overall Board effectiveness; and (iii) enhance communication between management and the Board. Ms. Matsui began serving as the non-employee Chair of the Board of Directors in February 2016.
Executive Sessions
Our independent directors generally meet in executive session without management present each time the Board holds its regularly scheduled meetings. The Chair of the Board of Directors, acts as the presiding director for such executive sessions of independent directors.
Board Meetings and Committees
The Board of Directors held eight meetings during the fiscal year ended December 31, 2018. The Board of Directors has three standing committees: (i) Audit Committee; (ii) Compensation Committee; and (iii) Nominating and Corporate Governance Committee. During the last fiscal year, each director attended at least 75% of the total number of meetings of the Board and the committees of the Board on which such director served during that period. Our standing committees are currently comprised of the following directors:

Name	Audit Committee	Compensation Committee	Nominating / Corporate Governance Committee
Jean-Pierre Bizzari, M.D.		X
Bernadette Connaughton
James M. Daly			X
Jeffrey W. Henderson	Chair	X
Kenneth J. Kelley	X		Chair
Connie L. Matsui		Chair
Matthew L. Posard	X		X
Helen I. Torley, M.B. Ch.B., M.R.C.P.

________________
Audit Committee
The current members of the Audit Committee are Jeffrey W. Henderson (Chair), Kenneth J. Kelley and Mathew L. Posard. All members of the Audit Committee satisfy the independence requirements set forth under the applicable rules of the NASDAQ Stock Market and Rule 10A-3 of the Exchange Act, and each of them is able to read and fundamentally understand financial statements. Mr. Henderson is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter that is available on our website at: www.halozyme.com. The primary purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the functions of the Audit Committee include retaining our independent registered public accounting firm, reviewing its independence, reviewing and approving the planned scope of its annual audit, reviewing and approving any fee arrangements with our independent registered public accounting firm, overseeing its audit work, reviewing and pre-approving any non-audit services that may be performed by the independent registered public accounting firm, reviewing the adequacy of our accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The Audit Committee held five meetings during the fiscal year ended December 31, 2018.
Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee contained in this Proxy Statement.
Compensation Committee
The current members of the Compensation Committee are Connie L. Matsui (Chair), Jean-Pierre Bizzari and Jeffrey W. Henderson. All members of the Compensation Committee satisfy the independence requirements set forth under the applicable rules of the NASDAQ Stock Market and qualify as non-employee directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee operates under a written charter that is available on our website at: www.halozyme.com. The primary purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation and benefits of our executive officers. More specifically, the Compensation Committee reviews and approves the salary and bonus earned by the Chief Executive Officer and other executive officers; approves stock option grants to executive officers; approves employment and severance agreements of executive officers; and reviews the compensation of non-employee directors for service on the Board of Directors and its committees. The Compensation Committee held five meetings during the fiscal year ended December 31, 2018.
Nominating and Corporate Governance Committee
The current members of the Nominating and Corporate Governance Committee are Kenneth J. Kelley (Chair), James M. Daly and Matthew L. Posard. All members of the Nominating and Corporate Governance Committee satisfy the independence requirements set forth under the applicable rules of the NASDAQ Stock Market. The Nominating and Corporate Governance Committee operates under a written charter that is available on our website at: www.halozyme.com. The primary responsibilities of the Nominating and Corporate Governance Committee are to (i) identify individuals qualified to become Board members; (ii) select, or recommend to the Board, director nominees for each election of directors; (iii) develop and recommend to the Board criteria for selecting qualified director candidates; (iv) consider committee member qualifications, appointment and removal; (v) recommend applicable corporate governance principles, codes of conduct and compliance mechanisms, and (vi) provide oversight in the evaluation of the Board and each committee. The Nominating and Corporate Governance Committee held five meetings during the fiscal year ended December 31, 2018.
With respect to Board membership, the Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors that brings a variety of perspectives and skills derived from high quality business and professional experience. There are no stated minimum criteria for director nominees, but the Nominating and Corporate Governance Committee believes that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board should meet the definition of “independent director” under the applicable rules of the NASDAQ Stock Market. The Nominating and Corporate Governance Committee also believes it is appropriate for at least one key member of management to participate as a member of the Board.
While we do not have a formal diversity policy, our Board of Directors believes that our Board should have diversity of knowledge base, professional experience and skills, and takes age, gender and ethnic background into account when considering director nominees. When considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by our stockholders, the Nominating and Corporate Governance Committee will review the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest, existing time commitments and the ability to act in the interests of all stockholders. Once a potential qualified candidate is identified, multiple members of the Nominating and Corporate Governance Committee will interview that candidate. The committee may also ask the candidate to meet with non-committee members of the Board and/or members of management and, if the committee believes a candidate would be a valuable addition to the Board, it will recommend that candidate to the full Board.
Pursuant to the terms of its charter, the Nominating and Corporate Governance Committee will consider qualified director candidates suggested by our stockholders. Stockholders may recommend individuals for the Nominating and Corporate Governance Committee to consider as potential director candidates by submitting the candidate’s name, contact information and biographical information in writing to the “Halozyme Nominating and Corporate Governance Committee” c/o Corporate Secretary, 11388 Sorrento Valley Road, San Diego, California 92121. The biographical information and background materials of any such candidate will be forwarded to the Nominating and Corporate Governance Committee for its review and consideration. The committee’s review process for candidates identified by our stockholders is essentially identical to the review process for candidates identified by the committee. In addition to the process discussed above regarding the consideration of the Nominating and Corporate Governance Committee of candidates suggested by our stockholders, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board at our Annual Meeting of Stockholders.
Risk Management
Our Board is responsible for reviewing and assessing business enterprise risk and other major risks facing the Company, and evaluating management’s approach to addressing such risks. Periodically, our Board reviews key risks facing the Company, plans for addressing these risks and the Company’s risk management practices overall. In connection with these reviews, our Board members rely on information from external sources as well as on their individual experiences identifying and managing business enterprise risk for other entities both within and outside of our industry. In addition, the committees of our Board consider and address risk as they perform their respective committee responsibilities. For example, financial risks are overseen by our Audit Committee and our Compensation Committee periodically reviews the most important enterprise risks to ensure that our compensation programs do not encourage excessive risk-taking. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise risk.
Our senior management team is responsible for day-to-day risk management and regularly reports on risks to our full Board or a relevant committee. Our legal, finance and regulatory areas serve as the primary monitoring and evaluation function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for our business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.
We believe the division of risk management responsibilities described above is an effective approach for identifying and addressing the risks facing our Company, and that the leadership structure of our Board is effective in implementing this approach.
Communications with Directors
Stockholders may communicate with any and all directors by transmitting correspondence by mail addressed as follows: “Halozyme Board of Directors” c/o Corporate Secretary, 11388 Sorrento Valley Road, San Diego, California 92121. The Corporate Secretary will transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Corporate Secretary.
Director Attendance at Annual Meetings
Our Corporate Governance Guidelines state that all directors shall make every effort to attend the Company’s Annual Meeting of Stockholders. Seven of our directors attended our Annual Meeting of Stockholders in 2018.
Code of Conduct and Ethics and Corporate Governance Guidelines
The Board has adopted a Code of Conduct and Ethics that applies to all of our employees, officers and directors. The Board has also adopted Corporate Governance Guidelines. Copies of these documents are currently available on our website at: www.halozyme.com. Amendments to or waivers of our Code of Conduct and Ethics granted to any of our directors or executive officers will be published promptly within four business days on our website www.halozyme.com. Please note that the information on our website is not incorporated by reference in this Proxy Statement.
Compensation Committee Interlocks and Insider Participation
None of the directors who served on the Compensation Committee during 2018 has ever been an officer or employee of ours or had a relationship in 2018 requiring disclosure under applicable SEC regulations. None of our executive officers currently serves, or served during 2018, on the compensation committee or board of directors of any other entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

PROPOSAL NO. 2
ADVISORY (NON-BINDING) VOTE
ON EXECUTIVE COMPENSATION (SAY-ON-PAY)
Background
The advisory vote on executive compensation is a non-binding vote on the compensation of our Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement. Please read the Compensation Discussion and Analysis section of this Proxy Statement for a detailed discussion about our executive compensation programs, including information about the fiscal year 2018 compensation of our Named Executive Officers.
The advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board of Directors, or our compensation policies as they relate to risk management. The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we hold the advisory vote on executive compensation at least once every three years. Upon the recommendation of our stockholders at our 2017 Annual Meeting of Stockholders, our Board of Directors determined that we will hold the advisory vote on executive compensation annually until the next required non-binding stockholder advisory vote on the frequency of future stockholder non-binding advisory votes on the compensation of our Named Executive Officers which will occur no later than our 2023 Annual Meeting of Stockholders.
We have many compensation practices that ensure consistent leadership, decision-making and actions without taking inappropriate or unnecessary risks. These compensation practices are discussed in detail in the Compensation Discussion and Analysis section of this Proxy Statement and have the following objectives:

•	Properly align the interests of our stockholders with those of our executive leadership team;

•	Reward actions and achievements that are consistent with the short- and long-term goals of Halozyme’s business strategy; and

•	Remain competitive to attract, retain and motivate employees with relevant experience and skills needed to achieve our business goals.
The vote solicited by this Proposal No. 2 is advisory, and therefore is not binding on the Company, our Board of Directors or our Compensation Committee, nor will its outcome require the Company, our Board of Directors or our Compensation Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision by the Company, the Board of Directors or the Compensation Committee.
Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our Named Executive Officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit these past decisions. However, our Board of Directors, including our Compensation Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns.
Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 2:
RESOLVED, that the stockholders of Halozyme Therapeutics, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, disclosed pursuant to Item 402 of Regulation S-K in the Company’s Definitive Proxy Statement for the 2019 Annual Meeting of Stockholders.
Vote Required
Approval of this resolution requires the affirmative vote of a majority in voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Abstentions will be treated as votes “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.
Recommendation
The Board of Directors believes that the compensation of our Named Executive Officers, as described in the Compensation Discussion and Analysis and the tabular disclosures and accompanying narrative disclosures under the heading “Executive Compensation and Related Information” is appropriate for the reasons stated above. Therefore, the Board of Directors unanimously recommends a vote “FOR” approval of the compensation for our Named Executive Officers.

PROPOSAL NO. 3
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors of Halozyme has selected Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Halozyme for the fiscal year ending December 31, 2019. Ernst & Young LLP has acted in such capacity since its appointment on June 28, 2006. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Stockholders, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.
Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Vote Required
The affirmative vote of a majority in voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Abstentions will be treated as votes “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.
Board of Directors Recommendation
The Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.
PRINCIPAL ACCOUNTING FEES AND SERVICES
The following table sets forth the aggregate fees billed to Halozyme for the fiscal years ended December 31, 2018 and 2017 by Ernst & Young LLP:

	Fiscal 2018	Fiscal 2017
Audit Fees(1)	$857,465	$987,436
Audit-Related Fees(2)	—	—
Tax Fees(3)	64,192	63,470
All Other Fees(4)	3,460	1,995
Total	$925,117	$1,052,901
________________

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, including the audit of internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees billed for professional services rendered for consultations on accounting and disclosure treatment of significant transactions.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance and tax advice.

(4)	All Other Fees consist of fees for products and services other than the services reported above.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy. The Chair of the Audit Committee is also authorized, pursuant to delegated authority, to pre-approve additional services on a case-by-case basis, provided that such approvals are communicated to the full Audit Committee at its next meeting.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements and the related schedule in the Annual Report with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.
The Committee is governed by a charter. The Committee held five meetings during fiscal year 2018. The Committee is comprised solely of independent directors as defined by the Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The meetings of the Committee are designed to facilitate and encourage communication among the Committee, the Company, the Company’s internal audit function and the Company’s independent registered public accounting firm.
The Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.
The Committee reviewed and discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and related schedule with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 16, Communication With Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has received the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, regarding the firm’s communications with the Committee concerning the firm’s independence and has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company and considered the compatibility of non-audit services with the firm’s independence.
The Committee also reviewed and discussed with management and the independent registered public accounting firm the Company’s audited consolidated financial statements and related schedule for the year ended December 31, 2018 and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s audit of internal control over financial reporting.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements and related schedule and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2018 filed by the Company with the Securities and Exchange Commission.
AUDIT COMMITTEE
Jeffrey W. Henderson (Chair)
Kenneth J. Kelley
Matthew L. Posard

PROPOSAL NO. 4
APPROVAL OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
The Board of Directors is requesting stockholder approval of an amendment to our Certificate of Incorporation to increase our authorized number of shares of common stock from 200,000,000 shares to 300,000,000 shares.
The additional common stock that would be authorized by adoption of the amendment would have rights identical to our currently outstanding shares of common stock. Adoption of the proposed amendment and any future issuance of the common stock would not affect the rights of the holders of our currently outstanding common stock, except for effects incidental to the increase in the number of shares of our common stock outstanding, such as dilution of the per share operating results and the voting rights of current holders of our common stock. If the amendment is adopted, it will become effective upon filing of an amendment to our Certificate of Incorporation (in the form of an Amended and Restated Certificate of Incorporation) with the Secretary of State of the State of Delaware.
In addition to the 145,033,173 shares of common stock outstanding on February 15, 2019, the Board of Directors has reserved 16,043,866 shares for issuance upon exercise of stock options and other equity awards that were outstanding on February 15, 2019 and 9,253,642 shares for future issuances and grants made under our equity incentive plans. As a result, without this proposed increase there would be only 29,669,319 shares of common stock available for issuance for other purposes.
Although at present the Board of Directors has no other plans to issue the additional shares of common stock, the Board of Directors believes it would be prudent and advisable to have those shares available to provide additional flexibility regarding the potential use of shares of common stock for business and financial purposes in the future. The additional shares could be used for various purposes without further stockholder approval. These purposes may include: raising capital; providing equity incentives to employees, officers or directors; establishing strategic relationships with other companies; expanding our business or product lines through the acquisition of other businesses or products; and other purposes.
The additional shares of common stock that would become available for issuance if the proposal is adopted could also be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the company. For example, without further stockholder approval, the Board of Directors could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board of Directors aware of any such attempts directed at us), stockholders should be aware that approval of this proposal could facilitate future efforts by the company to deter or prevent changes in control of the company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.
If this proposal is approved and the amendment becomes effective, the first paragraph of Article Fourth of our Certificate of Incorporation, which sets forth our currently authorized capital stock, will be amended to read in its entirety as follows:
“The Corporation is authorized to issue two classes of stock, to be designated “Common Stock,” with a par value of $0.001 per share, and “Preferred Stock,” with a par value of $0.001 per share. The total number of shares of Common Stock that the Corporation shall have the authority to issue is 300,000,000 and the total number of shares of Preferred Stock that the Corporation shall have the authority to issue is 20,000,000.”
Vote Required
The affirmative vote of the holders of a majority of the outstanding shares of our common stock will be required to approve this amendment to our Certificate of Incorporation. As a result, abstentions and any broker non-votes will have the same effect as negative votes.
Board of Directors Recommendation
The Board of Directors unanimously recommends a vote “FOR” amending our Certificate of Incorporation to increase the number of authorized shares of common stock from 200,000,000 shares to 300,000,000 shares.

EXECUTIVE COMPENSATION AND RELATED INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
The Compensation Committee oversees the compensation program for the Company’s executive officers. In this role, the Compensation Committee reviews and approves annually all compensation decisions relating to our Named Executive Officers (“NEOs”).
Halozyme’s executive compensation program ties a substantial portion of each executive’s overall compensation to the achievement of key strategic, financial and operational goals and aligns the interests of executive officers with stockholders by annually awarding both restricted stock and stock options. Consistent with this approach, the compensation of our NEOs for 2018 featured:

•	cash payouts under our annual cash bonus program ranging from 133% and 153% of target, reflective of the strong operating performance of Halozyme as well as strong individual performance,

•	base salary, target bonus opportunity, and long-term equity-based grant values consistent with executives at similarly situated biopharmaceutical companies,

•
a compensation package more heavily weighted toward long-term equity-based incentive compensation than salary and annual cash incentives in order to emphasize the focus on Halozyme’s long-term performance,

•
stock ownership and stock retention guidelines, encouraging executives to maintain a meaningful ownership position in the Company, focusing them on Halozyme’s long-term performance and discouraging unreasonable risk-taking,

•	certain compensation elements subject to recoupment (or “claw back”) in the event of an accounting restatement due to material noncompliance with any financial reporting requirements,

•	a policy not to include tax gross-ups in ongoing compensation arrangements,

•	double-trigger provisions in all executive and employee change-in-control agreements and arrangements, and

•	no perquisites (other than reimbursement of relocation expenses).
Management has a practice of periodically soliciting feedback on Halozyme’s executive compensation program from institutional stockholders. Specific feedback from stockholders is discussed with the Compensation Committee and taken into account as future decisions are made. For example, the Compensation Committee took the following actions in 2017 and 2018 as a result of feedback from stockholders:

•	enhanced disclosure in the Compensation Discussion and Analysis (“CD&A”) regarding the annual bonus plan design,

•	modified the peer group used for compensation comparisons to include companies that are similar to Halozyme with respect to its business model, and

•	continued discussions around future long-term incentive (“LTI”) plan design.
2018 Business Highlights
Halozyme continued to make significant progress in delivering on its two-pillar strategy during 2018, positioning the Company for continued success and growth in the future. The Company continues to operate efficiently and effectively with a focused and cohesive executive team. Specifically, during 2018 Halozyme accomplished:
Operational Success: Achieved several important milestones related to Halozyme’s investigational new drug, PEGPH20 (pegvorhyaluronidase alfa):

•
reached agreement with FDA to change the primary endpoint of the HALO-301 study to the single primary endpoint of overall survival, allowing the Company to conduct a single and final analysis on a mature data set, projected to occur in 2019,

•	completed enrolling patients in the HALO-301 study,

•	identified plasma biomarkers as potential predictors of survival in patients with previously untreated metastatic pancreatic ductal adenocarcinoma,

•
received U.S. patent for the combination of PEGPH20, ABRAXANE® (nab-paclitaxel) and gemcitabine for the potential treatment of metastatic pancreas cancer, with an expiration date of March 2033. The same application is pending or has been issued in multiple countries outside of the United States, and

•	advanced clinical trials and reported initial data in additional tumor types as part of our exploration of the pan-tumor potential of PEGPH20.
In addition to these PEGPH20 milestones, we made significant progress with our ENHANZE® drug delivery technology, including:

•	supported our partners in advancing five new products in combination with the ENHANZE technology to the clinic in 2018, including Phase 1 studies from Roche, Bristol-Myers Squibb and Alexion,

•	supported initiation of Phase 3 study of Roche’s fixed dose combination for Herceptin and Perjeta with ENHANZE,

•
supported four ongoing Phase 3 studies and planned initiation of two additional Phase 3 studies by Janssen of DARZALEX® (daratumumab) with ENHANZE, bringing their total number of Phase 3 trials to six,

•
expanded our global collaboration agreement with Roche for exclusive development of a new, undisclosed clinical stage therapeutic target, with an option to select two additional targets within four years. The expanded collaboration generated an upfront payment of $25 million with the potential to earn additional payments of up to $160 million to $165 million per target subject to specified development, regulatory and sales-based milestones and royalties on the sale of commercialized products, as well as a nomination fee for each of the two additional new target nominations, and

•
supported our partner, Genentech, a member of the Roche Group, in their Biologics License Application for a subcutaneous formulation of trastuzumab (Herceptin SC) in its FDA-approved breast cancer indications.

Financial Results: Revenue decreased 52% from 2017 to $151.9 million as expected (2017 included significant partner upfront payments) including royalty revenue from our strategic partnerships which grew 24% to $79.0 million. The Company ended 2018 with $354.5 million in cash and marketable securities, compared to $469.2 million at the end of 2017.
2018 CEO Compensation
In 2018, the annualized total target cash compensation for our Chief Executive Officer (“CEO”), Dr. Helen I. Torley, was $1,268,750 ($725,000 in base salary plus $543,750 in target bonus opportunity). Dr. Torley’s base salary was increased for 2018 by 8.0% as a result of the Compensation Committee’s assessment of her contribution to Halozyme’s performance during 2017 and its review of base salary paid to other peer group CEOs (based on proxy data compiled from Equilar’s executive compensation benchmarking platform) relative to our pay philosophy. Dr. Torley’s target bonus opportunity for 2018 (assuming achievement of the corporate goals at 100%) was 75% of her base salary, which has not changed since she commenced employment with the Company in 2014. The Committee believes this bonus target is appropriate based on her level of experience and the Committee’s review of bonus targets for other peer group CEOs (also based on proxy data available through Equilar). The bonus she received for 2018 was $831,665 which represents 111% of the funded amount under the company’s Employee Bonus Plan (“EBP”). The decision to pay a bonus above the funded amount was based on the Committee’s assessment of the Company’s strong performance throughout 2018 as well as Dr. Torley’s significant contributions during the year. Specifically, Dr. Torley:

•
led Halozyme to exceed planned financial performance, resulting in the Company exiting 2018 in a strong financial position with $354.5 million in cash, cash equivalents and marketable securities, after making all debt repayments as scheduled,

•	increased the scale, quality and speed of cross-functional support of ENHANZE partners resulting in:

◦	the broadest partner study pipeline ever with six new studies started in 2018 including one new Phase 3 start

◦	support of multiple daratumumab SC Phase 3 studies including support of the BLA submission, projected in 2019,

◦	manufacturing expansion to support API needs for current and projected new launch products,

◦	expansion of the Roche collaboration and licensing agreement, and

◦	execution in 2018 that resulted in the signing of the new collaboration and licensing agreement with argenx in early 2019,

•	advanced PEGPH20 BLA filing and launch readiness, including:

◦	increased visibility of the science behind Halozyme’s technology through multiple peer-review publications and data presentations,

◦
successful execution and communication of the HALO-301 statistical plan change to a single primary endpoint of overall survival being accepted by FDA; a change designed to incrementally de-risk the HALO-301 study

◦	timely completion of enrollment in the first Phase 3 study for the Company; HALO-301 completed enrollment in December 2018 with approximately 500 patients,

◦
recruitment of an experienced head of Global Reimbursement, Access and Value in the second quarter of 2018 and an experienced Chief Commercial Officer in the third quarter of 2018 to lead the commercial pre-launch and launch activities,

◦	led the organization in multiple activities to prepare for the submission of the PEGPH20 BLA including the readiness for regulatory inspections, and

◦	oversaw completion of multiple pre-launch activities.

In addition, Dr. Torley continued to build organizational capabilities that position the Company for future growth and success.
Dr. Torley also received a Long-Term Incentive (“LTI”) award during 2018 that had a grant date fair value of $4,231,271 that was delivered 50% in stock options and 50% in time-vesting restricted stock units. This award was granted as a result of the Compensation Committee’s assessment of her contribution to Halozyme’s performance during 2017 and its review of LTI compensation paid to other peer group CEOs (based on proxy data available through Equilar). The Committee utilized this mix of equity awards to focus management on the achievement of long-term goals designed to drive shareholder value creation, while aligning with a stockholder’s ownership position at any point in time. Stock option grants vest 25% on the one-year anniversary of the date of grant and the remaining options vest monthly over the following three years, while restricted stock unit grants vest annually over a four-year period beginning one year following the grant date. The Committee believes this vesting schedule aligns with practices of other biopharmaceutical companies while providing a reasonable level of retention incentive.
Halozyme’s Executive Compensation Program
The principal elements of our executive compensation program are base salary, an annual cash incentive and an annual LTI award opportunity (consisting of stock options and restricted stock units).

	What We Do		What We Do Not Do

✓	Pay annual bonus based on the achievement of Company goals, individual performance, and contribution in achieving those goals	×	No guaranteed annual bonus payouts
✓	Cap the annual bonus plan payout	×	No buyback or repricing of stock options
✓	Prohibit executive officer hedging and pledging of Company stock	×	No executive single-trigger change in control benefits
✓	Maintain an executive officer recoupment (“claw back”) policy	×	No executive perquisites, other than reimbursement of relocation expenses
✓	Monitor robust stock ownership and retention guidelines for all executive officers	×	No supplemental executive benefits
✓	Conduct an annual comprehensive compensation program risk assessment	×	No excise tax gross-ups

Detailed Discussion and Analysis
This CD&A describes the material elements of compensation paid to the NEOs during 2018. Following this discussion is a series of tables containing specific data about the compensation earned by or granted to the following NEOs in 2018:

Name	Principal Position
Helen I. Torley	President and Chief Executive Officer
Laurie D. Stelzer	Senior Vice President, Chief Financial Officer (“CFO”)
Harry J. Leonhardt	Senior Vice President, General Counsel and Corporate Secretary
Dimitrios Chondros	Senior Vice President, Chief Medical Officer (“CMO”)
Benjamin J. Hickey	Senior Vice President, Chief Commercial Officer (“CCO”)
The Compensation Committee makes all decisions relative to the total direct compensation (base salary, annual cash incentive, and LTI awards) of all executive officers (including the CEO). Additional details regarding the role and responsibilities of the Compensation Committee are provided below.
Dr. Chondros became an executive officer in May 2018. No changes were made to his compensation package at that time following a review of peer market data that indicated to the Committee that Dr. Chondros’s level of compensation was commensurate relative to compensation paid to other CMOs at peer companies and based on his years of experience.
In September 2018, Mr. Hickey joined Halozyme as CCO and was provided with a total compensation offer that was competitive with external market practices for executives with similar experience in comparable roles. The grant date fair value of his LTI compensation was higher than the annualized fair value he will likely receive on an annual basis. This was done as an inducement to join Halozyme and to ensure his total compensation was heavily weighted using equity awards to align his compensation with creating sustainable stockholder value over a long period of time. Also, in connection with his recruitment as CCO, Mr. Hickey received a one-time cash payment that is payable in two installments over the course of the first six months of his employment and certain other benefits related to his relocation to the San Diego area. Overall, the Committee believes his total compensation package is commensurate with current market practices and was required to hire a highly gifted and experienced commercial leader as Chief Commercial Officer. Amounts received by Mr. Hickey in 2018 are described in further detail within the Summary Compensation Table.
Elements of Executive Compensation for 2018
The material elements of 2018 compensation for our NEOs consisted of:

•	base salary;

•	annual cash incentive; and

•	LTI compensation.
We also provide our NEOs with the same package of employee benefits that are provided to all full-time employees, including Company matching contributions to a 401(k) plan, health insurance, group term life insurance, and disability income insurance. Except for reimbursement of relocation expenses, we do not provide other perquisites or supplemental executive benefits to our NEOs.

As shown in the illustration below, a significant portion of our NEOs’ “target” total direct compensation is variable and based on Halozyme’s stock price performance.

Base Salary
The Compensation Committee determines base salaries for NEOs each year based upon the following factors (with no specific weight applied to each factor):

•	the scope and complexity of the NEO’s responsibilities,

•	a review of external market practices and survey results (a more detailed description of the methodology used to assess external market practices is provided below),

•	the NEO’s experience prior to joining Halozyme, and

•
the CEO’s evaluation of the NEO’s performance and contribution to the success of Halozyme (in the case of the CEO, the evaluation is done in executive session by the Compensation Committee in collaboration with the full Board of Directors).

Base salary levels are reviewed annually. For 2018, base salary was increased by 8.0% for the CEO and 4.0% for the other NEOs as reflected in the table below. These adjustments reflect a merit increase consistent with both market practices and recognition of the contributions made during 2017.

Name	2017 Base Salary	2018 Base Salary	% Increase
Helen I. Torley	$671,000	$725,000	8.0%
Laurie D. Stelzer	$452,000	$470,000	4.0%
Harry J. Leonhardt	$425,000	$442,000	4.0%
Dimitrios Chondros (1)	N/A	$440,750	N/A
Benjamin J. Hickey (2)	N/A	$465,000	N/A
(1)    Dr. Chondros was not an NEO in 2017.
(2)    Mr. Hickey’s employment with Halozyme commenced on September 10, 2018.
Annual Cash Incentive
NEOs participate each year in the EBP. The actual cash incentive paid to each NEO with respect to 2018 was determined by the performance of Halozyme as measured by the level of achievement of nine metrics in two overarching categories (“Corporate Performance”). Additionally, the Committee may modify final payouts based on individual performance during the year relative to the level of achievement of personal goals (“Individual Performance Factor”) but the total payout cannot exceed two times the target cash incentive opportunity for the NEO. Additionally, NEOs must achieve at least 60% of his/her individual performance objectives in order to be eligible for a cash incentive payment. Cash incentive payments are prorated for new hires based on the number of days employed at Halozyme in 2018.
Corporate Performance. Corporate goals were established by the Compensation Committee as a way to track and measure the achievement of key objectives during the year. The two overarching categories and weighting by which Corporate Performance was determined (and the EBP was funded) are summarized in the diagram below:

Within each of the categories, the Compensation Committee approved specific metrics and goals for Halozyme to achieve. As described further below, these corporate goals, when taken together, are intended to measure the Company’s progress toward annual operating objectives and long-term drivers of sustainable value creation. The incentive zone ranges between 50% and 200% for each of the nine metrics. The Board of Directors approved the threshold (50%), target (100%), and maximum (200%) funding goals/level of performance for each metric at the beginning of the year.
The Compensation Committee is responsible for certifying actual performance relative to these goals following completion of the fiscal year. As a result, the Compensation Committee determined 2018 EBP funding was achieved at 138% of the target bonus opportunity for the NEOs (see table below). This resulted in a company-wide baseline bonus plan funding of 133% to enable adjustments to bonus payouts to employees (except to the CEO) for exemplary performance.

Corporate Goal	Weight	Threshold	Target	Maximum	EBP Funding
Revenue
Total revenue from budgeted ENHANZE partner milestones, royalties, collaboration revenues, sponsored research, ENHANZE API, Hylenex net sales, and Cumulase sales	10%	$108M	$120M	$144M	12.9%
Incremental non-budgeted ENHANZE revenue through new deals and new targets	15%	$15M or 2 new targets	$30M	$40M	12.5%
Advance the Pipeline for ENHANZE and PEGPH20(1)
Total 301 enrollment on December 31, 2018	20%	--	500	--	18.8%
Advance PEGPH20 BLA submission readiness	20%	--	based on timing of specific activities	--	35.0%
Grow ENHANZE potential by supporting partner attainment of “x” new study starts (phase 1, 2 or 3)	20%	--	3	--	40.0%
Achieve “x” peer review Publication submissions across the PEGPH20, Research and ENHANZE platforms	5%	--	10	--	10.0%
Support approval of Herceptin SC BLA in US	10%	--	based on timing	--	8.8%
TOTAL					138.0%

(1)
We consider most of these goals and actual performance relative to the goals as proprietary and confidential to Halozyme. Targets for these goals were set at challenging levels such that attainment of the targets was not assured at the time they were set and achievement would require a high level of execution on the part of executive management.

Individual Performance Factor. The Compensation Committee believes the actual payout to each NEO should also reflect the executive’s:

•	performance relative to individual goals and objectives established for the year,

•	contribution toward achieving the Corporate Performance results, and

•	demonstration of living Halozyme’s Leadership Attributes and Corporate Values during the year.

Ms. Stelzer received an above funded bonus payout for successfully leading multiple value creating activities. Specifically, she led business development activities that resulted in multiple ENHANZE partnerships, including the expansion of our collaboration with Roche in 2018 and laid the groundwork for the new argenx collaboration agreement signed in early 2019. These agreements resulted in $55 million in upfront milestones with potential for up to $1.0 billion upon target nominations and achievement of specific development, regulatory and commercial milestones associated with the six targets included in the two agreements. Additionally, she oversaw multiple information technology initiatives to support BLA submission and product launch and finance-related initiatives to continue to enhance our operational capabilities.

Mr. Leonhardt received an above funded bonus payout for successfully leading several important projects that created operating excellence and value creation for Halozyme. Specifically, he was responsible for driving critical risk assessment and mitigation initiatives, strengthening our existing IP portfolio under his departmental supervision with the issuance of a new patent covering the use of PEGPH20 in combination with gemcitabine and abraxane valid through 2033 and establishing key training and policies in preparation for the potential launch of PEGPH20.

Dr. Chondros received a funded bonus payout for his contributions toward the HALO-301 Study and Halozyme’s progress in evaluating the pan-tumor potential of PEGPH20. Specifically, target enrollment in the HALO-301 study was achieved under his leadership, he played a role in evaluating the change to a single primary endpoint of overall survival in HALO-301 and progress was made in the cholangiocarcinoma and gallbladder cancer study.

Mr. Hickey received a prorated funded bonus payout for successfully leading several projects to support commercial readiness and value creation for Halozyme.  Specifically, he advanced the commercialization plans for PEGPH20.
The table below illustrates the 2018 cash incentive calculation for each NEO based on the following formula (also reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table).

Name	Annualized Base Salary ($)	Target %	Annualized Target Amount ($)	Corporate & Individual Performance Factor	Final Payout ($)
Helen I. Torley	725,000	75%	543,750	153%	831,665
Laurie D. Stelzer	470,000	45%	211,500	153%	323,489
Harry J. Leonhardt	442,000	45%	198,900	153%	304,218
Dimitrios Chondros	440,750	45%	198,338	133%	263,789
Benjamin J. Hickey (1)	465,000	45%	209,250	133%	86,160
________________

(1)	Mr. Hickey’s employment with Halozyme commenced on September 10, 2018. His final EBP payout amount was prorated for the number of days he was employed by Halozyme during 2018.
LTI Compensation
All grants of LTI compensation are made under the stockholder-approved Halozyme Therapeutics, Inc. 2011 Stock Plan. The Compensation Committee utilized two LTI delivery vehicles to grant awards to NEOs during 2018:
Stock Options are strongly aligned with stockholder interests because they deliver financial value to the NEO only if the value of our stock at the time of exercise exceeds the stock price on the day of grant. As a result, the Compensation Committee believes stock options encourage executives to focus on the decisions and behaviors required to support long-term sustainable increases in our stock price.
Time-vesting Restricted Stock Units (“RSUs”) replicate a stockholder’s ownership position at any point in time. Restricted stock also provides a counterbalance to the more uncertain value associated with stock options. As a result, the Compensation Committee believes restricted stock encourages executives to make decisions consistent with the long-term interests of our stockholders.

2018 Annual LTI Awards
For 2018, the Compensation Committee awarded annual LTI compensation for the NEOs based on the fair value they determined appropriate considering factors (with no specific weight applied to each factor) such as the competitive market, the executive’s experience, the executive’s expected contribution to the long-term success of the Company, and the executive’s skill-set relative to industry peers at biopharmaceutical companies. After considering these factors, the Compensation Committee awarded the following LTI compensation fair values to NEOs in 2018:

Name	Option Awards ($)	RSUs ($)	Total ($)
Helen I. Torley	2,115,631	2,115,640	4,231,271
Laurie D. Stelzer	575,009	575,018	1,150,027
Harry J. Leonhardt	575,009	575,018	1,150,027
Dimitrios Chondros	500,010	500,016	1,000,026
Benjamin J. Hickey	1,500,004	1,500,009	3,000,013
Executive Total Rewards Philosophy
The Compensation Committee periodically reviews its total rewards philosophy for executive officers to confirm it continues to meet the objectives of:

•	supporting the short- and long-term business strategy,

•	anchoring to market-based principles and tailored to Halozyme’s culture, and

•	aligning the interests of the executive officers with the interests of Halozyme stockholders.
Each of the three primary compensation elements has a specific purpose and competitive positioning within the peer group as described below:

Compensation Element	Purpose	Target Market Positioning
Base Salary	• Provides a fixed amount of cash compensation based on individual performance, job scope, experience and competitive market for talent	• 50th percentile with adjustments depending upon experience, responsibilities and expected contribution
Annual Cash Incentive	• Motivates and rewards fiscal year contribution to company performance against goals and objectives	• 50th percentile target bonus opportunity with adjustments based on overall corporate and individual performance
Long-term Incentives (LTI)	• Aligns compensation with the creation of sustainable stockholder value • Increases executive stock ownership • Serves as a key retention device	• 50th percentile target LTI opportunity with adjustments based on overall corporate and individual performance and expected contribution
Competitive Peer Group
The Compensation Committee annually selects a group of peer companies for competitive analysis of executive compensation. The peer group companies are identified based upon similarity with Halozyme with respect to science/business model, revenue, market capitalization, and employee headcount. The peer group is reviewed annually and adjusted as needed to ensure that the peer companies continue to share similarities with Halozyme. For 2018 compensation decisions, the Compensation Committee utilized proxy peer group data from the following companies:

2018 Peer Group
Array Biopharma DepoMed Eagle Pharmaceuticals FibroGen Inc. Five Prime Therapeutics Genomic Health Innoviva Insys Therapeutics Ironwood Pharmaceuticals	Lexicon Pharmaceuticals Ligand Pharmaceuticals MiMedx Group Inc. Momenta Pharmaceuticals Nektar Therapeutics Pacira Pharmaceuticals Seattle Genetics Spectrum Pharmaceuticals Vanda Pharmaceuticals
Changes to the peer group were made (versus 2017) that (i) eliminated recently acquired companies and companies that are no longer considered comparable to Halozyme, and (ii) added companies that were more closely aligned with Halozyme’s business.
Other Compensation Matters
Stock Ownership and Retention Guidelines
During 2016, the Board of Directors and the Compensation Committee adopted increased stock ownership guidelines for executive officers which stipulate that the CEO is expected to own shares of Halozyme common stock with value equal to no less than four times the CEO’s current base salary and that all other executive officers are expected to own shares of Halozyme common stock with value equal to no less than two times the officer’s current base salary. In addition to increasing the stock ownership guidelines for executive officers, in 2016 the Board of Directors also adopted stock ownership guidelines for certain other officers designated by the Compensation Committee which stipulate that they are expected to own shares of Halozyme common stock with value no less than one times the officer’s current base salary. Each executive officer is expected to comply with the guidelines within five years of appointment as an executive officer. Each executive officer is required to: (i) hold at least 50% of all net shares of restricted stock that vests; and (ii) hold at least 50% of the underlying gain in shares of the Company’s common stock as a result of stock option exercises, until the executive officer comes into compliance with the stock ownership guidelines. The Compensation Committee annually reviews progress executive officers are making toward achieving compliance with these guidelines and has determined all executive officers have either achieved, or are on track to achieve within five years, their specific ownership levels.
Tax Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for its “covered employees.” Prior to the Tax Cuts and Jobs Act of 2017, covered employees generally consisted of a corporation’s chief executive officer, and the three next most-highly compensated executive officers (other than its chief financial officer) and compensation that qualified as “performance-based compensation” for purposes of Section 162(m) of the Code was exempt from this $1.0 million deduction limitation. As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this exemption was, with certain limited exceptions, eliminated; in addition, the determination of the covered employees was generally expanded. In light of the repeal of the performance-based compensation exception to Section 162(m) of the Code, the Company may not be able to take a deduction for any compensation in excess of $1.0 million that is paid to a covered employee.

Change in Control Agreements
We have entered into Change-in-Control Agreements with our executive officers. The Change-in-Control Agreements provide for cash payments, continued healthcare coverage and accelerated vesting of equity awards for any such executive officer who is terminated for a reason other than cause within 12 months following a change-in-control transaction. The cash payments, to be made in a lump sum payment, will equal: (i) a multiple of the executive officer’s then-current base salary (twice the base salary of the Company’s CEO and one-and-a-half times the base salary of the other executive officers); and (ii) the amount of target annual bonus opportunity (based on the target percentage of annual base salary) in respect of the year the termination of employment occurs. The Company will also make a cash lump sum payment intended to provide the executive officer sufficient amounts to pay expected healthcare premiums under the Company’s group health plans for 18 months post termination of employment (24 months in the case of the CEO). The Change-in-Control Agreements also provide that the amount of severance benefits could potentially be subject to reduction to the extent that the total payments (as defined in the Change-in-Control Agreements) constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (“Code”), or become subject to the excise tax imposed under Section 4999 of the Code.
Employment Agreements
The Company does not have written employment agreements with executive officers.
Non-Change in Control Severance Policy
The Compensation Committee has approved a companywide severance policy that is also applicable to executive officers in the following respect: the cash severance for the executive officer will be equal to (i) the executive officer’s then-current annual base salary (1.5X for the CEO), plus (ii) a pro-rata amount equal to the executive officer’s target bonus opportunity for the year during which the separation of employment occurs based on the number of days employed during the year. Cash payments under the severance policy will normally be made in a lump sum payment, subject to standard taxes and withholdings, and will be conditioned upon the receipt of a release of claims from the executive officer. In addition to cash severance payments, the Company will also allow vested stock options (at the time of separation) to be exercisable for one year from the date of separation (or when the option expires, if earlier) and pay certain health coverage costs during the term of the applicable severance period. Despite the establishment of the severance policy, however, the Board of Directors or Compensation Committee retains the right to amend, alter or terminate the severance policy at any time.
As an inducement to relocate to the United States, Mr. Hickey was offered a special severance arrangement that would replace the above executive officer severance policy in the event that he is involuntarily terminated not for cause or terminates for good reason (both as defined within the special severance agreement) during the first 18 months of employment with Halozyme. Under this arrangement he would receive (i) a cash severance lump sum payment equal to 1.5X his then current annualized base salary, (ii) 18 months’ of COBRA benefits continuation paid for by Halozyme, and (iii) any portion of his cash sign-on bonus that remains unpaid at the time of termination.
Incentive Compensation Recoupment (“Clawback Policy”)
The Compensation Committee has approved an incentive compensation recoupment policy which provides for the recovery of compensation received by NEOs in connection with a material restatement in Halozyme’s financial statement disclosure. The Board of Directors will seek reimbursement of annual cash incentive compensation and all equity compensation awards where the payout or vesting exceeds the amounts that would have been received had the financial results been properly reported.
Hedging and Pledging Restrictions
The Company’s Insider Trading Policy prohibits pledging of the Company’s securities as collateral and entering into transaction to hedge the value of the Company’s securities owned by executives subject to the policy.

Compensation Committee Report
We, the Compensation Committee of the Board of Directors of Halozyme Therapeutics, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
Connie L. Matsui (Chair)
Jeffrey W. Henderson
Jean-Pierre Bizzari, M.D.

Summary Compensation Table
The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2018, 2017 and 2016 by each individual who acted as our principal executive officer, our principal financial officer, and our other most highly compensated executive officers during the fiscal year ended December 31, 2018.

2018 SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
Helen I. Torley	2018	725,000	—		2,115,640		2,115,631		831,665	11,733		5,799,669
President and Chief Executive Officer	2017	671,000	—		1,900,011		1,900,003		699,115	10,422		5,180,551
	2016	645,000	—		1,799,998		1,800,037		595,448	9,592		4,850,075

Laurie D. Stelzer	2018	470,000	—		575,018		575,009		323,489	9,409		1,952,925
Senior Vice President and Chief Financial Officer	2017	452,000	—		550,006		550,000		282,563	9,210		1,843,779
	2016	435,000	—		749,997		500,013		207,000	8,643		1,900,653

Harry J. Leonhardt	2018	442,000	—		575,018		575,009		304,218	11,355		1,907,600
Senior Vice President, General Counsel	2017	425,000	—		550,006		550,000		242,582	11,070		1,778,658
	2016	405,000	—		499,998		500,013		204,000	10,762		1,619,773

Dimitrios Chondros (5)	2018	440,750	—		500,016		500,010		263,789	9,329		1,713,894
Senior Vice President and Chief Medical Officer

Benjamin J. Hickey (6)	2018	145,313	180,000	(7)	1,500,009	(7)	1,500,004	(7)	86,160	91,485	(8)	3,502,971
Senior Vice President and Chief Commercial Officer

________________

(1)
This column represents the grant date fair value of stock awards granted to the NEOs in fiscal years 2018, 2017 and 2016, in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For additional information on the valuation assumptions used by us in calculating these amounts refer to Note 7 of the Notes to Consolidated Financial Statements, filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on February 21, 2019. Stock awards granted to executive officers consist of restricted stock units. The amounts shown are the grant date fair value in accordance with the authoritative guidance for stock-based compensation. The weighted average grant date fair value of stock awards granted in 2018, 2017 and 2016 was $18.45, $12.07, and $8.11 per share, respectively, based on the closing prices of Halozyme common stock on the grant dates.

(2)
This column represents the grant date fair value of stock options granted to the NEOs in fiscal years 2018, 2017 and 2016, in accordance with FASB ASC Topic 718. To see the exact share amounts and the value of awards made to the NEOs in fiscal 2018, see the 2018 Grants of Plan-Based Awards table below. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. For additional information on the valuation assumptions used by us in calculating these amounts refer to Note 7 of the Notes to Consolidated Financial Statements, filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on February 21, 2019. The amounts reported in the Summary Compensation Table for these awards may not represent the amounts that the NEOs will actually realize from the awards. Whether, and to what extent, an NEO realizes value will depend on stock price fluctuations and the NEO’s continued employment. Additional information on all outstanding awards is reflected in the Outstanding Equity Awards at December 31, 2018 table.

(3)
Performance-based bonuses are generally paid pursuant to our annual incentive plans and reported as Non-Equity Incentive Plan Compensation. The performance-based bonuses represent amounts earned during each respective fiscal year, regardless of whether part or all of such amounts were paid in a subsequent fiscal year.

(4)
Except as noted in footnote 8, the amounts set forth in the All Other Compensation column for the NEOs consist of Company payments for group term life insurance and Company contributions to the Halozyme Therapeutics, Inc. 401(k) Plan.

(5)	Dr. Chondros became an executive officer effective May 2, 2018.

(6)	Mr. Hickey joined Halozyme as Senior Vice President, Chief Commercial Officer effective September 10, 2018.

(7)	Represents a one-time sign-on bonus, stock award and option award to Mr. Hickey in connection with his recruitment as Chief Commercial Officer.

(8)	Includes the reimbursement of approximately $90,000 in relocation expenses, which includes a one-time only tax gross-up of $45,000.

2018 Grants of Plan-Based Awards
The following table sets forth certain summary information with respect to plan-based awards granted during the fiscal year ended December 31, 2018 to our NEOs:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Units(#)		All Other Option Awards: Number of Securities Underlying Options(#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)
Name	Grant Date	Thresh -old ($)	Target ($)	Maximum ($)	Thresh- old (#)	Target (#)	Maximum (#)
Helen I. Torley	n/a	—	543,750	1,087,500
	2/14/2018							114,918	(2)				2,115,640
	2/14/2018									201,552	(3)	18.41	2,115,631
Laurie D. Stelzer	n/a	-	211,500	423,000
	2/14/2018							31,234	(2)				575,018
	2/14/2018									54,780	(3)	18.41	575,009
Harry J. Leonhardt	n/a	—	198,900	397,800
	2/14/2018							31,234	(2)				575,018
	2/14/2018									54,780	(3)	18.41	575,009
Dimitrios Chondros	n/a	—	198,338	396,675
	2/14/2018							27,160	(2)				500,016
	2/14/2018									47,635	(3)	18.41	500,010
Benjamin J. Hickey	n/a	—	64,782	129,563
	10/1/2018							80,863	(4)				1,500,009
	10/1/2018									149,516	(5)	18.55	1,500,004
________________

(1)
For a description of the elements of the incentive plan applicable to our NEOs, refer to “Compensation Discussion and Analysis - Elements of Executive Compensation for 2018” in this proxy statement. The actual amount of cash paid to each NEO pursuant to the incentive plan established for 2018 is set forth in the Summary Compensation Table under the heading, “Non-Equity Incentive Plan Compensation.”

(2)
These restricted stock unit awards were granted in February 2018 based on accomplishment of specified Company and individual performance criteria in fiscal 2017. These restricted stock unit awards have a grant date fair value of $18.41 per share and vest one-fourth on each anniversary of the date of grant.

(3)
These option awards were granted in February 2018 based on accomplishment of specified Company and individual performance criteria in fiscal 2017. These option awards vest one-fourth on the first anniversary of the date of grant and then 1/48 of the shares monthly thereafter.

(4)
This restricted stock unit award was granted in October 2018 as an inducement for Mr. Hickey to join Halozyme. This restricted stock unit award has a grant date fair value of $18.55 per share and vests one-fourth on each anniversary of the date of grant.

(5)
These option awards were granted in October 2018 as an inducement for Mr. Hickey to join Halozyme. These option awards vest one-fourth on the first anniversary of the date of grant and then 1/48 of the shares monthly thereafter.

Outstanding Equity Awards at December 31, 2018
The following table sets forth certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to our NEOs as of December 31, 2018:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2018
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Helen I. Torley	1/6/2014	700,000	—	14.66	1/6/2024	—	—
	2/6/2015	191,666	8,334	13.87	2/6/2025	31,250	457,188
	2/3/2016	266,735	109,834	8.11	2/3/2026	110,974	1,623,550
	2/22/2017	115,464	136,459	12.07	2/22/2027	118,062	1,727,247
	2/14/2018	—	201,552	18.41	2/14/2028	114,918	1,681,250
Laurie D. Stelzer	6/15/2015	196,875	28,125	20.43	6/15/2025	6,875	100,581
	2/3/2016	74,093	30,510	8.11	2/3/2026	46,238	676,462
	2/22/2017	33,423	39,502	12.07	2/22/2027	34,176	499,995
	2/14/2018	—	54,780	18.41	2/14/2028	31,234	456,953
Harry J. Leonhardt	4/13/2015	206,250	18,750	15.63	4/13/2025	6,875	100,581
	2/3/2016	74,093	30,510	8.11	2/3/2026	30,826	450,984
	2/22/2017	33,423	39,502	12.07	2/22/2027	34,176	499,995
	2/14/2018	—	54,780	18.41	2/14/2028	31,234	456,953
Dimitrios Chondros	8/3/2015	83,333	16,667	23.03	8/3/2025	3,750	54,863
	2/3/2016	29,636	12,205	8.11	2/3/2026	12,330	180,388
	2/22/2017	11,394	13,467	12.07	2/22/2027	11,651	170,454
	6/1/2017	4,956	8,262	12.24	6/1/2027	6,127	89,638
	2/14/2018	—	47,635	18.41	2/14/2028	27,160	397,351
Benjamin J. Hickey	10/1/2018	—	149,516	18.55	10/1/2028	80,863	1,183,026
________________

(1)	Each option vests at the rate of 1/4 of the underlying shares on the first anniversary of the date of grant and 1/48 of the shares each month thereafter.

(2)	Each restricted stock unit award vests one-fourth on each anniversary of the date of grant.

(3)
Computed by multiplying the closing market price of our common stock on December 31, 2018, the last trading date in fiscal year 2018, of $14.63 by the number of shares or stock units, as appropriate, set forth in this table.

Option Exercises and Stock Awards Vested
The following table sets forth certain information with respect to the exercise of stock options and vesting of stock awards by our NEOs during the fiscal year ended December 31, 2018:

OPTION EXERCISES AND STOCK AWARDS VESTED DURING FISCAL YEAR 2018
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Helen I. Torley	—	—	156,091	2,932,154
Laurie D. Stelzer	—	—	41,387	775,115
Harry J. Leonhardt	—	—	33,680	635,943
Dimitrios Chondros	—	—	15,842	290,314
Benjamin J. Hickey	—	—	—	—
________________

(1)	The value realized on exercise is based on the difference between the closing sale price of Halozyme common stock on the date of exercise and the exercise price of each option.

(2)
The amounts in this column represent the number of stock award shares vested. The actual number of shares issued was the number of shares vested reduced by the number of shares surrendered as payment for withholding taxes.

(3)	The value realized on vesting is based on the closing sale price of Halozyme common stock on the vest date.
Potential Payments Upon Termination or Change in Control
Severance Policy
The Compensation Committee has approved a company-wide severance policy that is also applicable to executive officers in the following respect: the cash severance for the executive officer will be equal to (i) the executive officer’s then-current annual base salary (1.5X for the CEO), plus (ii) a pro-rata amount equal to the executive officer’s target bonus opportunity for the year during which the separation of employment occurs based on the number of days employed during the year. Cash payments under the severance policy will normally be made in a lump sum payment, subject to standard taxes and withholdings, and will be conditioned upon the receipt of a release of claims from the executive officer. In addition to cash severance payments, the Company will also allow vested stock options (at the time of separation) to be exercisable for one year from the date of separation (or when the option expires, if earlier) and pay certain health coverage costs during the term of the applicable severance period. Despite the establishment of the severance policy, however, the Board of Directors or Compensation Committee retains the right to amend, alter or terminate the severance policy at any time.
As an inducement to relocate to the United States, Mr. Hickey was offered a special severance arrangement that would replace the above executive officer severance policy in the event that he is involuntarily terminated not for Cause or for Good Reason (both as defined within the Change in Control Agreement) during the first 18 months of employment with Halozyme. Under this arrangement he would receive (i) a cash severance lump sum payment equal to 1.5X his then current annualized base salary, (ii) 18 months’ of COBRA benefits continuation paid for by Halozyme, and (iii) any portion of his cash sign-on bonus that remains unpaid at the time of termination.

Under the policy (or special severance agreement, as applicable), assuming: (i) each of the NEOs was terminated without cause or terminates for good reason (as such terms are defined in the Severance Policy or special severance agreement) on December 31, 2018; and (ii) each NEO executed a release of claims in a form satisfactory to the Company, the NEOs would have received the following amounts pursuant to the severance policy:

Name	Lump Sum Severance Payment	Post- Termination Healthcare
Helen I. Torley	$1,631,250	$33,260
Laurie D. Stelzer	$681,500	$31,662
Harry J. Leonhardt	$640,900	$10,169
Dimitrios Chondros	$639,088	$31,662
Benjamin J. Hickey	$883,891	$47,493
Change in Control
We have entered into Change in Control Agreements with each of our executive officers. The Change in Control Agreements provide for cash payments, continued healthcare coverage and accelerated vesting of equity awards for any such executive officer who is terminated for a reason other than cause within 12 months following a change in control transaction. The cash payments, to be made in a lump sum payment, will equal: a multiple (two times for the Company's CEO and one-and-a-half times for the other executive officers) of the sum of (i) the then-current base salary; and (ii) the amount of target annual bonus opportunity (based on the target percentage of annual base salary) in respect of the year the termination of employment occurs. The Company will also make a cash lump sum payment intended to provide the executive officer sufficient amounts to pay expected heath care premiums under the Company’s group health plans for 18 months post termination of employment (24 months in the case of the CEO). The Change in Control Agreements also provide that the amount of severance benefits could potentially be subject to reduction to the extent that the total payments (as defined in the Change in Control Agreements) constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, or the Code or become subject to the excise tax imposed under Section 4999 of the Code.
Assuming a change in control took place on December 31, 2018 and each of the NEOs was terminated without cause, resigns for good reason or is terminated due to death or disability (as such terms are defined in the Change in Control Agreements) on or within 12 months following the change in control, the foregoing individuals would have received the following amounts as a result of such terminations:
2019 Potential Payments Upon Change in Control

Name	Equity Awards(1)	Lump Sum Cash Severance	Post- Termination Healthcare	Total
Helen I. Torley	$6,561,022	$2,537,500	$65,217	$9,163,739
Laurie D. Stelzer	$2,034,041	$1,022,250	$69,842	$3,126,133
Harry J. Leonhardt	$1,808,564	$961,350	$22,431	$2,792,345
Dimitrios Chondros	$1,026,491	$958,631	$69,842	$2,054,964
Benjamin J. Hickey	$1,183,026	$1,011,375	$69,842	$2,264,243
________________

(1)
Amounts shown in this column reflect the value of unvested options and market value of unvested restricted stock units that would have accelerated if the NEO was terminated on December 31, 2018 in connection with a change in control. Values were derived using the closing market price of our common stock on December 31, 2018, the last trading date in fiscal year 2018, of $14.63. There can be no assurance that the options will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the value shown in this column.

Compensation of Directors
The following table sets forth information concerning the compensation earned during the fiscal year ended December 31, 2018 by each individual who served as a non-employee director at any time during the fiscal year:

2018 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Jean-Pierre Bizzari	60,000	200,006	260,006
Bernadette Connaughton (3)	15,761	100,011	115,772
James M. Daly	55,000	200,006	255,006
Jeffrey W. Henderson	90,000	200,006	290,006
Kenneth J. Kelley	75,000	200,006	275,006
Randal J. Kirk (4)	18,585	—	18,585
Connie L. Matsui	105,000	200,006	305,006
Matthew L. Posard	70,000	200,006	270,006
________________

(1)	Represents the grant date fair value of restricted stock awards granted in fiscal year 2018 in accordance with FASB ASC Topic 718.

(2)	The aggregate numbers of shares subject to restricted stock awards held by the non-employee directors as of December 31, 2018 are described below:

Name	Aggregate Number of Stock Awards Outstanding (#)
Jean-Pierre Bizzari	10,363
Bernadette Connaughton	5,781
James M. Daly	10,363
Jeffrey W. Henderson	10,363
Kenneth J. Kelley	10,363
Connie L. Matsui	10,363
Matthew L. Posard	10,363

(3)	Ms. Connaughton joined the Board in September 2018.

(4)	Mr. Kirk concluded his service on the Board of Directors at the Company’s Annual Meeting of Stockholders on May 2, 2018.

Directors’ Compensation
Effective December 2015, the compensation for our non-employee directors is as follows: each non-employee director receives an initial restricted stock grant of common stock having a value of $200,000 (with the number of shares equal to $200,000 divided by the closing price of the Company’s common stock on the date of grant, with any fraction rounded up to the nearest whole share) upon joining the Board; provided that, the numbers of shares granted for directors first elected or appointed between Annual Meetings shall be prorated based on the number of full quarters the individual is scheduled to serve as a non-employee director from the date of election or appointment until the next Annual Meeting of the stockholders such that the recipient will receive a grant of restricted stock valued at $150,000 for a period of service exceeding 270 days, a grant of restricted stock valued at $100,000 for a period of service exceeding 180 days (but no more than 270 days), a grant of restricted stock valued at $50,000 for a period of service exceeding 90 days (but no more than 180 days), and no shares for a period of service of 90 days or less. Subject to acceleration in the event of a change of control of the Company, this initial restricted stock grant will vest upon the date of the next Annual Meeting following the date of the initial restricted stock grant. Non-employee directors also automatically receive annual restricted stock grants of common stock having a value of $200,000 (with the number of shares equal to $200,000 divided by the closing price of the Company’s common stock on the date of grant, with any fraction rounded up to the nearest whole share) immediately following future Annual Meetings. Subject to acceleration in the event of a change of control of us, this annual restricted stock grant will vest in full on the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting following the date of the annual restricted stock grant. All restricted stock awards will be granted under our Amended and Restated 2011 Stock Plan.
Our non-employee directors also receive an annual retainer of $50,000 for service on the Board, provided that our Chair of the Board of Directors receives an annual retainer of $85,000, as well as an additional annual retainer for service on any committee of the Board. Non-employee directors who serve on the Audit Committee receive an annual retainer of $15,000, provided that the Chair of that committee receives an annual retainer of $30,000. Non-employee directors who serve on the Compensation Committee receive an annual retainer of $10,000, provided that the Chair of that committee receives an annual retainer of $20,000. Non-employee directors who serve on the Nominating and Corporate Governance Committee receive an annual retainer of $5,000, provided that the Chair of that committee receives an annual retainer of $10,000. Employee directors do not receive any compensation for service on the Board of Directors.
CEO Pay Ratio
For 2018, Dr. Torley’s total compensation was $5,799,669, as shown in the Summary Compensation Table. The total compensation for the median employee (excluding the CEO) in 2018 was $199,899. Therefore, Dr. Torley’s total compensation for 2018 was 29 times that of the median employee’s total compensation in 2018. The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records, as well as the methodology described below.
The compensation elements that were considered in the identification of the median employee were annualized base pay, target cash bonus opportunity and target long-term incentive award grant date fair value for 2017 for all employees, excluding the CEO and non-US employees, as of December 31, 2017. The total number of employees as of December 31, 2017 was 255 of which 251 were included in the population used to determine the median employee. For 2018, a substitute median employee was selected with compensation comparable to the original median employee, because the original median employee received a significant raise making the employee no longer representative of the median. Once identified, the total compensation for the median employee was calculated according to the requirements of the Summary Compensation Table.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Pursuant to our Code of Conduct and Ethics, our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into transactions which create, or would appear to create, a conflict of interest with us. Our Audit Committee is responsible for reviewing and approving related party transactions. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The following table sets forth, as of February 15, 2019, certain information with respect to the beneficial ownership of our common stock by (i) each stockholder known by Halozyme to be the beneficial owner of more than 5% of our common stock, (ii) each director and director-nominee of Halozyme, (iii) each executive officer named in the Summary Compensation Table above, and (iv) all directors and executive officers of Halozyme as a group:

Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percent(3)
Randal J. Kirk	14,092,771	(4)	9.7%
The Governor Tyler, 1881 Grove Avenue, Radford, Virginia 24141
Vanguard Group Inc.	13,471,918	(5)	9.3%
100 Vanguard Blvd., Malvern, PA 19355
BlackRock, Inc.	11,756,120	(6)	8.1%
55 East 52nd Street, New York, NY 10055
Iridian Asset Management LLC	11,157,939	(7)	7.7%
276 Post Road West, Westport, CT 06880
BB Biotech AG	8,322,860	(8)	5.7%
Schwertstrasse 6, CH-8200 Schaffhausen, Switzerland
Helen I. Torley	1,824,201	(9)	1.3%
Laurie D. Stelzer	444,825	(10)	*
Harry J. Leonhardt	434,456	(11)	*
Dimitrios Chondros	197,603	(12)	*
Benjamin J. Hickey	—		—
Jean-Pierre Bizzari	61,312		*
Bernadette Connaughton	5,781		*
James M. Daly	44,700		*
Jeffrey W. Henderson	51,105		*
Kenneth J. Kelley	212,751		*
Connie L. Matsui	227,751		*
Matthew L. Posard	102,751		*
Directors and executive officers as a group (12 persons)	3,607,236		2.5%
________________

*	Less than 1%.

(1)
Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise noted, the address for each beneficial owner is: c/o Halozyme Therapeutics, Inc., 11388 Sorrento Valley Road, San Diego, CA 92121.

(2)
Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options or warrants and vesting of stock awards.

(3)
Calculated on the basis of 145,033,173 shares of common stock outstanding as of February 15, 2019, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after February 15, 2019 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.

(4)
Based on Form 4 filed by Randal J. Kirk with the SEC on August 28, 2018. Includes shares held by the following entities over which Mr. Kirk (or an entity over which he exercises exclusive control) exercises exclusive control: 3,900,919 shares held by R.J. Kirk Declaration of Trust; 1,897,610 shares held by Kapital Joe LLC; 2,327,603 shares held by Third Security Capital Partners V, LLC; 290,460 shares held by JPK 2012, LLC; 46,701 shares held by The Kellie L. Banks (2009) Long-Term Trust; 354,654 shares held by JPK 2009, LLC; 354,653 shares held by MGK 2009, LLC; 2,235 shares held by ZSK 2009 LLC; 302,954 shares held by JPK 2008, LLC; 302,954 shares held by MGK 2008, LLC; 302,954 shares held by ZSK 2008, LLC; 11,317 shares held by Lotus Capital (2000) Company, Inc.; 216,795 shares held by Third Security Staff 2001 LLC; 131,144 shares held by Third Security Senior Staff 2006 LLC; 65,572 shares held by Third Security Staff 2006 LLC; and 21,858 Third Security Incentive 2006 LLC. Based on Form 13D/A filed by Third Security, LLC and Randal J. Kirk with the SEC on August 28, 2018, Mr. Kirk held sole voting and dispositive power over 14,092,771 shares and Third Security, LLC held sole voting and dispositive power over 6,571,446 shares.

(5)
Based on Schedule 13G/A filed by The Vanguard Group with the SEC on February 11, 2019. The Vanguard Group beneficially owned 13,471,918 shares, with sole voting power over 260,249 shares, shared voting power over 16,566 shares, sole dispositive power over 13,207,753 shares and shared dispositive power over 264,165 shares, which shares are reported by The Vanguard Group as in its own capacity and on behalf of its subsidiaries.

(6)
Based on Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 4, 2019. BlackRock, Inc. beneficially owned 11,756,120 shares, with sole voting power over 11,364,624 shares and sole dispositive power over 11,756,120 shares, which shares are reported by BlackRock, Inc. as a parent holding company of its subsidiaries.

(7)
Based on Schedule 13G/A filed by Iridian Asset Management LLC (“Iridian”) with the SEC on February 6, 2019. Iridian held shared voting and dispositive power over 11,157,939 shares. Mssrs. David L. Cohen and Harold J. Levy may be deemed to possess beneficial ownership of the shares of common stock beneficially owned by Iridian by virtue of their indirect controlling ownership of Iridian and having the power to vote and direct the disposition of shares of common stock as joint Chief Investment Officers of Iridian.

(8)
Based on Schedule 13G/A filed by BB Biotech AG and Biotech Target N.V. with the SEC on February 13, 2019. BB Biotech AG and its wholly owned subsidiary, Biotech Target N.V., held shared voting and dispositive power over 8,322,860 shares.

(9)	Includes 1,388,110 shares subject to options that may be exercised and 39,354 RSUs subject to release within 60 days after February 15, 2019.

(10)	Includes 352,391 shares subject to options that may be exercised and 11,392 RSUs subject to release within 60 days after February 15, 2019.

(11)	Includes 361,767 shares subject to options that may be exercised and 18,267 RSUs subject to release within 60 days after February 15, 2019.

(12)	Includes 157,685 shares subject to options that may be exercised and 3,884 RSUs subject to release within 60 days after February 15, 2019.
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Each such person is required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons that no other reports were required, we believe that all required reports were timely filed during the fiscal year ended December 31, 2018.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
Stockholder proposals may be included in our proxy materials for an Annual Meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2020 Annual Meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than November__, 2019.
Stockholder business that is not intended for inclusion in our proxy materials may be brought before the 2020 Annual Meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than November__, 2019, in accordance with the specific procedural requirements in our Bylaws. Failure to comply with our Bylaw procedures and deadlines may preclude presentation of the proposal at our 2020 Annual Meeting.
TRANSACTION OF OTHER BUSINESS
At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2019 Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORTS
We may satisfy SEC’s rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more stockholders. This process is known as “householding.” This delivery method can result in meaningful cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless contrary instructions were received prior to the mailing date. Accordingly, for many stockholders who hold their shares through a bank, brokerage firm or other holder of record (i.e., in “street name”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received.
We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact our Secretary at 11388 Sorrento Valley Road, San Diego, California 92121, or by telephone at (858) 794-8889. If your stock is held by a brokerage firm or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your brokerage or bank. The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact us as indicated above.
By order of the Board of Directors,
HARRY J. LEONHARDT, ESQ.
Senior Vice President, General Counsel,
and Corporate Secretary
March__, 2019

Preliminary Copy - Subject to Completion

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com

PROXY
HALOZYME THERAPEUTICS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON May 2, 2019
The undersigned hereby appoints Helen I. Torley and Harry J. Leonhardt, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Halozyme Therapeutics, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Halozyme Conference Center, 11404 Sorrento Valley Road, San Diego, California 92121, on Thursday, May 2, 2019, at 8:00 a.m. local time and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, these shares will be voted in accordance with the recommendations of the Board of Directors.
YOUR VOTE IS IMPORTANT. You are urged to complete, sign, date and promptly return the accompanying proxy in the enclosed envelope, which is postage prepaid if mailed in the United States.

(Continued and to be signed on reverse side.)

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

HALOZYME THERAPEUTICS, INC. 11388 SORRENTO VALLEY ROAD SAN DIEGO, CA 92121
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:☒
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VAID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee (s), mark “For All Except” and write the number of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1	Election of Class III Directors
Nominees
01 Jeffrey W. Henderson	02 Connie L. Matsui		03 Helen I. Torley

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.					For	Against	Abstain
2	To approve, by a non-binding advisory vote, the compensation of the Company's named executive officers.				☐	☐	☐

3	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.				☐	☐	☐

4	To approve an amendment to our Certificate of Incorporation to increase our authorized number of shares of common stock from 200,000,000 to 300,000,000.				☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date